Exhibit 99.1

For Immediate Release

WSI Industries Reports Fourth Quarter and Full Year Results

October 20, 2015—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported annual sales for the fiscal 2015 year ending August 30, 2015 of $42,983,000 versus the prior year’s sales of $42,714,000. The Company also reported full year net income of $997,000, or $.34 per diluted share versus $1,224,000 or $.41 per diluted share in the prior year.

For the fiscal 2015 fourth quarter, the Company reported sales of $8,779,000 versus the prior year’s quarter of $11,329,000 while the Company incurred a net loss of $34,000 or $.01 per diluted share as compared to net income of $300,000 or $.10 per diluted share in the prior year’s fiscal fourth quarter. Included in the fiscal 2015 fourth quarter net loss was an income tax benefit related to the utilization of research and development tax credits from prior fiscal years.

Benjamin Rashleger, president and chief executive officer, commented: “WSI experienced a difficult fourth quarter with sales and profitability not meeting expectations. Our fourth quarter results were affected by two main factors. The first, which we believe to be a temporary and one-time impact, was our largest customer experienced internal production capacity constraints, which postponed sales that normally would have occurred in the fourth quarter into our fiscal 2016 year. The second factor, which is more long-term in nature, is the continued slowdown in our energy business, which experienced another decline in the sales level, and had a more significant impact on our results.”

Related to the results, Rashleger commented: “The reduction in our energy business continues to have a negative impact on our business. This industry swing further illustrates the priority for us to diversify our portfolio in both industries and customers for which we serve. We have further increased our business development efforts, and are building a more focused, robust and perpetual strategy as it relates to bringing new opportunities to WSI. We are seeing traction in our current business development efforts, and the number and quality of the opportunities that we are pursuing are continuing to improve. We are confident that we will capitalize on these efforts, however the incubation period to close opportunities similar to those that we target can be quite long.” Rashleger continued: “Within our existing business, our primary customer, with whom we have maintained a long partnership, continues to grow and gain market share. We believe that our core capabilities will allow us to continue and expand on that long-term relationship. Our aerospace business is growing, and we are also expanding our automotive business. Considering our forecast and the visibility we have for potential new opportunities that we are working on, we remain positive about the outlook for WSI.”

Related to the company priorities, Rashleger commented: “In fiscal 2015, we focused on two main areas: Operational Excellence and Business Development. In the next year we intend to further expand on those themes. We face competition from around the world and in order to excel we will need to augment our efforts in our lean and continuous improvement activities. We had success in these activities in fiscal 2015, and we look forward to continued success in the coming year. From a business development perspective, we will continue to invest in our sales organization to expand its reach and capabilities. In the coming months we will be expanding our business development team and defining an executable strategy behind our business development efforts.”

Rashleger concluded: “We are committed to improving value for our shareholders by continually working on the items that will improve bottom line results as well as diversification efforts that will drive top line growth. We are optimistic about our future, and of the potential for WSI Industries.”

The Company also announced today that its Board of Directors has declared a quarterly dividend of $.04 per share. The dividend will be payable November 17, 2015 to holders of record on November 3, 2015.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including automotive, avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense market.

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For additional information:

Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO) 763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS	(Unaudited)
In thousands, except per share amounts

	Quarter ended		Year ended
	August 30,	August 31,	August 30,	August 31,
	2015	2014	2015	2014
Net Sales	$8,779	$11,329	$42,983	$42,714
Cost of products sold	8,441	10,018	38,659	37,320
Gross margin	338	1,311	4,324	5,394

Selling and administrative expense	632	747	2,972	3,077
Interest and other income	(1)	(1)	(6)	(6)
Interest and other expense	87	96	346	410

Net Income (loss) before taxes	(380)	469	1,012	1,913

Income tax expense (benefit)	(346)	169	15	689

Net income (loss)	$(34)	$300	$997	$1,224

Basic earnings (loss) per share	$(0.01)	$0.10	$0.34	$0.42

Diluted earnings (loss) per share	$(0.01)	$0.10	$0.34	$0.41

Weighted average number of common shares outstanding	2,916	2,904	2,910	2,900

Weighted average number of common and dilutive potential common shares	2,916	2,976	2,960	2,964

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
In thousands

	August 30,	August 31,
	2015	2014
Assets:
Total Current Assets	$13,747	$13,304
Property, Plant, and Equipment, Net	12,901	13,304
Intangible Assets	2,379	2,383
Total Assets	$29,027	$28,991

Liabilities and Shareholders' Equity:
Total Current Liabilities	$4,919	$5,338
Long-Term Debt	8,343	8,555
Deferred Tax Liabilities	1,890	1,984
Shareholders' Equity	13,875	13,114
Total Liabilities and Shareholders' Equity	$29,027	$28,991

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
In thousands
	Year Ended
	August 30,	August 31,
	2015	2014

Cash flows from operating activities (1)	$3,241	$3,925
Cash used in investing activities	(192)	(229)
Cash used in financing activities	(2,132)	(2,369)
Net increase in cash and cash equivalents	917	1,327

Cash and cash equivalents at beginning of period	3,233	1,906

Cash and cash equivalents at end of period	$4,150	$3,233

(1) Cash flows from operating activities includes non-cash adjustments for depreciation, deferred taxes and stock option compensation expense of $2,127 and $3,154 at August 30, 2015 and August 31, 2014, respectively.